Exhibit 4.3

OFFICER’S CERTIFICATE PURSUANT TO

SECTIONS 3.01 AND 3.03 OF THE INDENTURE IDENTIFIED BELOW

The undersigned officer of Acuity Brands Lighting, Inc. (the “Company”), acting pursuant to authorization contained in resolutions of the Board of Directors of the Company duly adopted on October 27, 2020 and in resolutions of the Pricing Committee of the Board of Directors of Acuity Brands, Inc. (the “Parent Guarantor”) duly adopted on October 27, 2020, does hereby authorize, adopt and approve the following terms for a series of the Company’s debt securities designated as “2.150% Senior Notes due 2030” (the “Notes”), such series to be issued under an indenture, dated as of November 10, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of November 10, 2020 the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Parent Guarantor and ABL IP Holding LLC (the “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”) and the Trustee, which Notes have been registered for sale with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-3 (No. 333-249656) under the Securities Act of 1933, as amended. Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

1. The Notes are limited in aggregate principal amount to U.S. $500,000,000.00, subject to (i) the Company’s right from time to time, without giving notice to or seeking the consent of the holders of a series of the Notes, to issue an unlimited amount of additional securities having the same terms as such series of the Notes other than the issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities, or the first payment of interest following the issue date of such additional securities, provided that if such additional securities are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional securities shall have a separate CUSIP number, and (ii) Notes of any series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such series pursuant to the provisions of the Indenture.

2. The Notes will mature on December 15, 2030, subject to the provisions of the Indenture and this Officer’s Certificate relating to optional redemption.

Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will bear interest from November 10, 2020, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for to, but excluding, the next Interest Payment Date or Maturity, as the case may be (each of these periods, a “Interest Period”), at the rate of 2.150% per annum, payable semi-annually in arrears on June 15 and December 15 of each year (each a “Interest Payment Date”), commencing on June 15, 2021 to the persons in whose names the Notes are registered at the close of business on the immediately preceding June 1 and December 1, respectively, whether or not such date is a Business Day (each a “Regular Record Date”).

3. Principal and interest on the Notes shall be payable, and the Notes may be surrendered for registration of transfer or exchange, at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, which shall initially be the Corporate Trust Office of the Trustee located at U.S. Bank National Association, Global Corporate Trust Services, 1349 W. Peachtree St. NW, Ste. 1050, Atlanta, GA 30309, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.

The Company, by or through the Trustee, may at its option pay interest by United States dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, however, that payments in connection with Global Securities to The Depository Trust Company (“DTC”) will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

4. At any time prior to September 15, 2030 (the “Par Call Date”), the Company may redeem the Notes, in whole or from time to time in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the Redemption Date:

•	100% of the principal amount of the Notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the sum of the Treasury Rate plus 0.25%.

In addition, on or after the Par Call Date, the Company may redeem the Notes, in whole or from time to time in part, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date. For the avoidance of doubt, the Trustee, acting in any capacity, shall have no obligation to make any calculation in connection with the Par Call Date, and no responsibility or liability for any such calculation made by any other party.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the relevant Interest Payment Date to the Holders of such Notes as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed or electronically delivered at least 10 but not more than 60 days before such redemption date to each Holder of notes to be redeemed. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the Redemption Date and at the applicable redemption price, plus accrued and unpaid interest to the Redemption Date, subject to any conditions precedent specified in such notice. Notice of any redemption of notes may, at the Company’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

The Company shall notify holders of any such rescission as soon as practicable following its determination that such conditions precedent will not be able to be satisfied or that the Company is not able or willing to waive such conditions precedent.

On and after any Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the Redemption Date, the Company will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes of a series are to be redeemed, the Notes of that series to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC.

For purposes of this Clause 4:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming that such notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes (assuming that such notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us.

“Redemption Date” means, with respect to the Notes of each series, any date fixed for redemption by or pursuant to the Indenture and such Notes.

“Reference Treasury Dealer” means BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective affiliates, and their respective successors and up to two other nationally recognized investment banking firms that are primary U.S. government securities dealers in the City of New York (a “Primary Treasury Dealer”) as selected by the Parent Guarantor. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related Redemption Date (calculated as if such notes matured on the Par Call Date) but for the redemption. If that Redemption Date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

5. The Notes shall not be entitled to the benefit of any mandatory redemption or sinking fund. The Company may, at any time and from time to time, repurchase the Notes in the open market.

6. The Notes shall be issued only in denominations of U.S. $2,000, and any integral multiple of U.S. $1,000 in excess thereof.

7. The Trustee, Paying Agent and Security Registrar for the Notes shall initially be U.S. Bank National Association.

8. Upon issuance, the Notes of each series will be represented by one or more global Securities representing all of the aggregate principal amount of such Notes and will be registered in the name of the nominee of DTC, which will act as depository. DTC, or any successor depository for the Notes permitted by the terms of the Indenture, this Officer’s Certificate and the Notes, is hereinafter referred to as the “Depository.” Except as set forth in the Indenture, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered Holders of Notes under the Indenture.

Notwithstanding any other provisions of the Indenture, this Officer’s Certificate or the Notes, unless and until exchanged in whole or in part for the individual Securities represented thereby, the global Security or Securities representing all or a portion of the Notes of the applicable series may not be transferred except, as provided in Section 3.05 of the Indenture, by the Depositary to another nominee of the Depository for the Notes, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depository or nominee of such successor Depositary.

9. The Notes shall be defeasible pursuant to Article 4 of the Indenture.

10. The issue price to public of the Notes shall be 99.737% of the principal amount of the Notes.

11. We hereby approve the form of and authorize the execution and delivery of the Notes substantially in the forms attached hereto as Exhibit A.

12. In addition to Sections 10.01 through 10.09 set forth in Article 10 of the Indenture, the following additional provisions shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Section 10.10 Change of Control Offer. If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described in Article 11, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase all or, at the Holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, a notice shall be mailed or electronically delivered to Holders of the Notes describing the transaction or transactions that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”). The notice shall, if mailed or electronically delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, this Note together with the form entitled “Election Form” (which form is annexed to the form of Note) duly completed, or a facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth:

(1)	the name of the Holder of this Note;

(2)	the principal amount of this Note;

(3)	the principal amount of this Note to be repurchased;

(4)	the certificate number or a description of the tenor and terms of this Note;

(5)	a statement that the Holder is accepting the Change of Control Offer; and

(6)

a guarantee that this Note, together with the form entitled “Election Form” duly completed, shall be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Note, but in that event the principal amount of this Note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the Guarantor and the third party repurchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption relating to the redemption of all of the notes has been given pursuant to the Indenture as described in Clause 4 above and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

At the time the Company delivers Notes to the Trustee which are to be accepted for repurchase, the Company shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms hereof. A Note shall be deemed to have been accepted for repurchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

The Company and the Guarantors shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company and the Guarantors shall comply with those securities laws and regulations and shall not be deemed to have breached their obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its subsidiaries, taken as a whole, to one or more Persons, other than to the Parent Guarantor or one of its subsidiaries; (2) the Company becomes aware of the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the Parent Guarantor’s Voting Stock (as defined below); (3) the Parent Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent Guarantor or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Parent Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor. For the purposes of this definition, “Person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement of the Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change; provided that if a Rating Agency making such a reduction in rating publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at such time) no Change of Control Triggering Event shall be deemed to have occurred. Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Parent Guarantor.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Parent Guarantor (as certified by a resolution of its Board of Directors) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

IN WITNESS WHEREOF the undersigned has executed this Officer’s Certificate on behalf of the Company as of this 10th day of November, 2020.

ACUITY BRANDS LIGHTING, INC.

By:	/s/ Karen J. Holcom
Name: Karen J. Holcom
Title: Senior Vice President and
Chief Financial Officer

EXHIBIT A

[Form of 2.150% Senior Note due 2030]

[Face of Note]

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

ACUITY BRANDS LIGHTING, INC.

No. [ ]	U.S. $500,000,00.00
CUSIP / ISIN: 00510R AD5 / US00510RAD52

ACUITY BRANDS LIGHTING, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of FIVE HUNDRED MILLION UNITED STATES DOLLARS on December 15, 2030 and to pay interest thereon from November 10, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on June 15 and December 15 in each year, commencing on June 15, 2021 at the rate of 2.150% per annum, computed on the basis of a 360-day year comprised of twelve 30-day months, until the principal hereof is paid or made available for payment. The interest so payable, and timely paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the June 1 or December 1 (whether or not a Business Date), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so timely paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Note will be made at the office or agency of the Company maintained for that purpose, pursuant to the Indenture, which shall initially be the Corporate Trust Office of the Trustee located at U.S. Bank National Association, Global Corporate Trust Services, 1349 W. Peachtree St. NW, Ste. 1050, Atlanta, GA 30309, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt; provided, however, (a) in the case of Notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee, payment of the principal of (and premium, if any) and interest will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note, and (b) in the case of other Notes, at the option of the Company payment of the principal of (and premium, if any) and interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 10, 2020

ACUITY BRANDS LIGHTING, INC.

By:
Name: Karen J. Holcom
Title: Senior Vice President and Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated herein issued under the Indenture described herein.

Dated: November 10, 2020

U.S. Bank National Association, as Trustee

By:
Title:	Authorized Signatory

[Form of Reverse]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 10, 2020 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a first supplemental indenture, dated as of November 10, 2020 (the “First Supplemental Indenture”) and an Officer’s Certificate, dated as of November 10, 2020 (the “Officer’s Certificate, and together with the Base Indenture and First Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, subject to the Company’s right from time to time, without giving notice to or seeking the consent of the holders of the Securities, to issue an unlimited amount of additional securities in one or more series having the same terms as the Securities other than the issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities, or the first payment of interest following the issue date of such additional securities, provided that if such additional securities are not fungible with the then-outstanding Securities for U.S. federal income tax purposes, the additional securities shall have a separate CUSIP number. The Securities of this series are issuable as Securities only in registered form, without coupons in denominations of $2,000, and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this Series are exchangeable for a like aggregate principal amount of Securities of this Series and of like tenor of any authorized denominations, as requested by the Holder surrendering the same, upon surrender of the Note or Securities to be exchanged at any office or agency described below where Securities of this series may be presented for registration of transfer.

This Note is subject to the covenants contained in the Base Indenture and certain additional covenants contained in the First Supplemental Indenture and the Officer’s Certificate.

At any time prior to September 15, 2030 (the “Par Call Date”) (which is three months prior to the maturity date of the notes), the Company may redeem this Note, in whole or from time to time in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the Redemption Date: (i) 100% of the principal amount to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest. In determining the present values of the remaining scheduled payments, such payments shall be discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 0.25% (the “Make-Whole Amount”). For the avoidance of doubt, the Trustee, acting in any capacity, shall have no obligation to make any calculation in connection with the Par Call Date, and no responsibility or liability for any such calculation made by any other party.

At any time on or after the Par Call Date, the Company may redeem this Note, in whole or from time to time in part, at a redemption price equal 100% of the aggregate principal amount to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the relevant Interest Payment Date to the Holders of such Notes as of the close of business on the Regular Record Date immediately preceding such Interest Payment Date. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

No notes of a principal amount of $2,000 or less shall be redeemed in part. If notice has been given as provided in the Indenture and funds for the redemption of this Note or any part thereof called for redemption shall have been made available on the Redemption Date, this Note or such part thereof shall cease to bear interest on the Redemption Date and the only right of the Holder shall be to receive payment of the redemption price. Notice of any optional redemption of any Notes shall be given to the Holder hereof (in accordance with the provisions of the Indenture), not more than 60 nor less than 10 days prior to the Redemption Date. The notice of redemption shall specify, among other things, the redemption price and the aggregate principal amount of Notes to be redeemed. The notice of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company). In the event of redemption of this Note in part only, a new Note of like tenor for the unredeemed portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Company in the name of the Holder hereof upon the presentation and surrender hereof.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Note (assuming that such Note matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Note (assuming that such Note matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us.

“Redemption Date” means, with respect to the Notes of each series, any date fixed for redemption by or pursuant to the Indenture and such Notes.

“Reference Treasury Dealer” means BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective affiliates, and their respective successors and up to two other nationally recognized investment banking firms that are primary U.S. government securities dealers in the City of New York (a “Primary Treasury Dealer”) as selected by the Parent Guarantor. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on the Note that would be due after the related Redemption Date (calculated as if such Note matured on the Par Cal Date) but for the redemption. If that Redemption Date is not an interest payment date with respect to the Note, the amount of the next succeeding scheduled interest payment on the Note shall be reduced by the amount of interest accrued on the Note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Notes shall not be entitled to the benefit of any sinking fund. The Company may, at any time and from time to time, repurchase the Notes in the open market.If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes as described in Article 11, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of Notes to repurchase all or, at the Holder’s option, any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, a notice shall be mailed or electronically delivered to Holders of the Notes describing the transaction or transactions that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”). The notice shall, if mailed or electronically delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

In order to accept the Change of Control Offer, the Holder must deliver to the Paying Agent, at least five Business Days prior to the Change of Control Payment Date, this Note together with the form entitled “Election Form” (which form is annexed to this Note) duly completed, or a facsimile transmission or a letter from a member of a national securities exchange, or the Financial Industry Regulatory Authority or a commercial bank or trust company in the United States setting forth:

(a)	the name of the Holder of this Note;

(b)	the principal amount of this Note;

(c)	the principal amount of this Note to be repurchased;

(d)	the certificate number or a description of the tenor and terms of this Note;

(e)	a statement that the Holder is accepting the Change of Control Offer; and

(f)

a guarantee that this Note, together with the form entitled “Election Form” duly completed, shall be received by the Paying Agent at least five Business Days prior to the Change of Control Payment Date.

Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of this Note, but in that event the principal amount of this Note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c)

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the Guarantor and the third party repurchases all Notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption relating to the redemption of all of the Notes has been given pursuant to the Indenture as described above under Clause 4 above and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

At the time the Company delivers Notes to the Trustee which are to be accepted for repurchase, the Company shall also deliver an Officer’s Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms hereof. A Note shall be deemed to have been accepted for repurchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.

Prior to any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been complied with.

The Company and the Guarantors shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company and the Guarantors shall comply with those securities laws and regulations and shall not be deemed to have breached their obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its subsidiaries, taken as a whole, to one or more Persons, other than to the Parent Guarantor or one of its subsidiaries; (2) the Company becomes aware of the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the Parent Guarantor’s Voting Stock (as defined below); (3) the Parent Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent Guarantor or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Parent Guarantor’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor. For the purposes of this definition, “Person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement of the Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change; provided that if a Rating Agency making such a reduction in rating publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at such time) no Change of Control Triggering Event shall be deemed to have occurred. Unless at least one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the Notes shall be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event shall be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Parent Guarantor.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by the Parent Guarantor (as certified by a resolution of its Board of Directors) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Partial redemption must be made in an amount not less than U.S. $2,000 or in integral multiples of $1,000 in excess thereof.

Notice of redemption will be given by mail to Holders of Securities, not more than 60 days nor less than 10 days prior to the date fixed for redemption, all as provided in the Indenture.

In the event of redemption of this Note in part only, a new Note or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Subject to certain conditions set forth in the Indenture, the Company at any time may discharge or defease some of or all its obligations under this Note and the Indenture in accordance with Section 4.03 of the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Note.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice at the Corporate Trust Office of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series and all other affected series shall have made written request to the Trustee to institute such proceeding as trustee (and offered security or indemnity satisfactory to the Trustee), and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of all affected series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Note on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest (including additional amounts, as described on the face hereof) on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and any interest on such Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. The Company and the Trustee shall be entitled to request an opinion of counsel providing that the transfer complies with applicable securities laws.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Notwithstanding anything in the Indenture or in the terms of this Note to the contrary, the exchange of this Note for a Note will be subject to satisfaction of the provisions of the United States tax laws in effect at the time of the exchange. Neither the Company nor the Trustee nor any agent of the Company or the Trustee shall be required to exchange this Note for a Note if (i) as a result thereof and in the Company’s judgment, the Company would incur adverse consequences under then applicable United States Federal income tax laws and (ii) in the case of the Trustee or any agent of the Company or the Trustee, the Company shall have delivered to such Person an Officer’s Certificate and an Opinion of Counsel as to the matters set forth in clause (i) above.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ANNEX A

ELECTION FORM

TO BE COMPLETED ONLY IF THE HOLDER

ELECTS TO ACCEPT THE CHANGE OF CONTROL OFFER

The undersigned hereby irrevocably requests and instructs the Company to repurchase the relevant Note (or the portion thereof specified below), pursuant to its terms, on the Change of Control Payment Date specified in the Change of Control Offer, for the Change of Control Payment specified in the within Note, to the undersigned,                                  , at                                  (please print or typewrite name and address of the undersigned).

For this election to accept the Change of Control Offer to be effective, the Company must receive, at the address of the Paying Agent set forth below or at such other place or places of which the Company shall from time to time notify the Holder of the relevant Note, either (i) this Note with this “Election Form” form duly completed, or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority, Inc. or a commercial bank or a trust company in the United States setting forth (a) the name of the Holder of the Note, (b) the principal amount of the Note, (c) the principal amount of the Note to be repurchased, (d) the certificate number or description of the tenor and terms of the Note, (e) a statement that the option to elect repurchase is being exercised, and (f) a guarantee stating that the Note to be repurchased, together with this “Election Form” duly completed will be received by the Paying Agent five Business Days prior to the Change of Control Payment Date. The address of the Paying Agent is U.S. Bank National Association, Global Corporate Trust Services, 1349 W. Peachtree St. NW, Ste. 1050, Atlanta, GA 30309.

If less than the entire principal amount of the relevant Note is to be repurchased, specify the portion thereof (which principal amount must be $2,000 or an integral multiple of $1,000 in excess thereof) which the Holder elects to have repurchased: $                .

Name:
Address:
Telephone Number:

Date: ___________________